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Exhibit 4.5.1

FIRST AMENDMENT TO CREDIT AGREEMENT
AND
GUARANTEE AND COLLATERAL AGREEMENT

Dated as of April 16, 2002

        This FIRST AMENDMENT TO CREDIT AGREEMENT AND GUARANTEE AND COLLATERAL AGREEMENT (together with all Exhibits, Schedules and Annexes hereto, this "Amendment") is among REGAL CINEMAS CORPORATION, a Delaware corporation ("Holdings"), REGAL CINEMAS, INC., a Tennessee corporation ("Regal" and, together with Holdings, the "Borrowers"), the Lenders (as defined below), and LEHMAN COMMERCIAL PAPER INC., as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

PRELIMINARY STATEMENTS:

        A.    The Borrowers, the lenders party thereto (the "Lenders"), the Administrative Agent, Lehman Brothers Inc., as sole advisor, sole lead arranger and sole book manager, Credit Suisse First Boston, as syndication agent, and General Electric Capital Corporation, as documentation agent, have entered into a Credit Agreement, dated as of January 29, 2002 (together with all Annexes, Exhibits and Schedules thereto, the "Credit Agreement"). Capitalized terms used but not otherwise defined herein are used with the meanings attributed thereto in the Credit Agreement.

        B.    The Borrowers have advised the Lenders that the Borrowers will be unable to comply with certain of the delivery requirements under Section 6.9 of the Credit Agreement during the time period required thereunder.

        C.    The Borrowers have also requested that the Lenders consent to certain clarifying changes to Sections 7.2, 7.3 and 7.8 of the Credit Agreement and to Section 4.7 of the Guarantee and Collateral Agreement.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Amendments to Credit Agreement.

          (a)  The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

    "Reload Term Loan Addition": as defined in Section 2.11.

    "Term Loan Addition": as defined in Section 7.2(g).

          (b)  The last sentence of Section 2.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

        "To the extent Tranche B Term Loans have been prepaid by the Borrowers pursuant to this Section 2.11, an amount up to the lesser of (i) $100,000,000 and (ii) the amount so prepaid may be reborrowed by the Borrowers pursuant to an additional term loan (or an add-on or sub-facility to the existing Tranche B Term Loan) (such additional term loan, add-on or sub-facility, the "Reload Term Loan Addition") to be created under this Agreement on terms to be agreed upon by the Borrowers, the Administrative Agent and the lenders under such Reload Term Loan Addition (provided, that if the interest rate applicable to such additional term loan is more than 25 basis points (0.25%) greater than the interest rate applicable to the Tranche B Term Loans, the interest rate applicable to the Tranche B Term Loans shall be increased so that the interest rate applicable to the Tranche B Term Loans is no less than 25 basis points below the interest rate applicable to such Reload Term Loan Addition). Such Reload Term Loan Addition may be implemented and conforming amendments made to this Agreement and other Loan Documents to reflect its implementation and the terms thereof without the consent of any Lender, including, without limitation, conforming amendments (i) to provide for the Reload Term Loan Addition to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest and fees in respect thereof) with the Tranche B Term Loans and Revolving Extensions of Credit, (ii) to Sections 2.12 and 2.18, as applicable, to provide, among other things, for the Reload Term Loan Addition to share ratably with or with preference to the Tranche B Term Loans in the application of mandatory prepayments or otherwise to share ratably with or with preference to the Revolving Extensions of Credit, (iii) to provide an amortization schedule for the Reload Term Loan Addition, and (iv) to include appropriately the Lenders holding the Reload Term Loan Addition in any determination of the Required Lenders, Required Prepayment Lenders and Majority Facility Lenders, it being understood that no Lender or Agent is committed or obligated to participate in such Reload Term Loan Addition unless it agrees to do so in the document or agreement implementing such Reload Term Loan Addition."

          (c)  Section 6.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new Section 6.9:

    "6.9 Post-Closing Mortgaged Properties.

          Diligently (and in no event later than May 1, 2002) pursue, obtain and deliver to the Administrative Agent with respect to each Post-Closing Mortgaged Property all of the documents that by their terms do not apply to the Post-Closing Mortgaged Properties as conditions precedent to the initial extension of credit under the terms of Sections 5.1(a), 5.1(d), 5.1(j), 5.1(s), and 5.1(v). Each Borrower shall make the foregoing deliveries in accordance with the terms of those sections, as though those sections by their terms applied to the Post-Closing Mortgaged Properties. Notwithstanding the foregoing, the Administrative Agent may, in its sole discretion, waive the delivery of any document required to be delivered pursuant to this Section 6. 9 (or any provision hereof) that it deems in its discretion to be immaterial."

          (d)  Section 7.2(d) of the Credit Agreement is hereby amended by (i) deleting the phrase "outstanding on the date hereof" in the second line thereof and (ii) inserting the phrase "on the Closing Date (as such Schedule may be updated with the consent of the Administrative Agent to reflect any Indebtedness assumed in connection with a Permitted Acquisition)" immediately following the reference to "Schedule 7.2(d)" in the third line thereof.

          (e)  Section 7.2(g) of the Credit Agreement is hereby deleted in its entirety and replaced with the following new Section 7.2(g):

            "(g) (x) Unsecured Indebtedness of the Borrowers in an aggregate principal amount (collectively for the Borrowers) not to exceed $500,000,000 incurred in connection with any Permitted Acquisition that results in the entities acquired in such Permitted Acquisition becoming Loan Parties and (y) unsecured Guarantee Obligations of the Borrowers and any Subsidiary Guarantor in respect of such Indebtedness (collectively, "Permitted Subordinated Indebtedness"); provided that (i) such Permitted Subordinated Indebtedness is (A) subordinated to the Obligations to the same extent as the obligations of the Borrowers and Guarantors in respect of the Senior Subordinated Notes are subordinated to the Obligations and as otherwise reasonably satisfactory to the Administrative Agent and (B) subject to such other terms and conditions (including, without limitation, final maturity, interest rate, covenant package and defaults) as are reasonably satisfactory to the Administrative Agent; (ii) a portion of the proceeds of such Permitted Subordinated Indebtedness is used within 90 days of receipt of such proceeds to fund a Permitted Acquisition or to refinance indebtedness of the entities subject to such Permitted Acquisition at the time of consummation thereof, (iii) a portion of the proceeds of such Permitted Subordinated Indebtedness is used within 180 days of receipt of such proceeds to fund another Permitted Acquisition or to refinance indebtedness of the entities subject to such Permitted Acquisition at the time of consummation thereof and (iv) immediately after giving effect to the issuance of such Permitted Subordinated Indebtedness, the Borrowers would be in compliance with Section 7.1; and provided, further, that, so long as the Senior Subordinated Notes (and the related Guarantee Obligations) are subordinated to the Obligations on the terms specified in the Senior Subordinated Notes Indenture or otherwise in a manner satisfactory to the Lenders, the Borrowers may elect to incur Indebtedness in connection with any Permitted Acquisition in the form of an additional term loan (or an add-on or sub-facility to the existing Tranche B Term Loan) (such additional term loan, add-on or sub-facility, the "Term Loan Addition") to be created under this Agreement on terms to be agreed upon by the Borrowers, the Administrative Agent and the lenders under such Term Loan Addition (provided, that if the interest rate applicable to such Term Loan Addition is more than 25 basis points (0.25%) greater than the interest rate applicable to the Tranche B Term Loans, the interest rate applicable to the Tranche B Term Loans shall be increased so that the interest rate applicable to the Tranche B Term Loans is no less than 25 basis points below the interest rate applicable to such Term Loan Addition) of up to $150,000,000 (with a dollar-for-dollar reduction of such $500,000,000 Permitted Subordinated Indebtedness amount) to be drawn at the time of such Permitted Acquisition to fund all or a portion of the purchase price thereof (and costs and expenses related thereto) or to be drawn subsequent to the consummation of such Permitted Acquisition and used within the time periods set forth above in this section and not later than September 30, 2002, to reimburse the Borrowers for other capital used by the Borrowers to fund such Permitted Acquisition as permitted under Section 7.8(e)(iii). Such Term Loan Addition may be implemented and conforming amendments made to this Agreement and other Loan Documents to reflect its implementation and the terms thereof without the consent of any Lender, including, without limitation, conforming amendments (i) to provide for the Term Loan Addition to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest and fees in respect thereof) with the Tranche B Term Loans and Revolving Extensions of Credit, (ii) to Sections 2.12 and 2.18, as applicable, to provide, among other things, for the Term Loan Addition to share ratably with or with preference to the Tranche B Term Loans in the application of mandatory prepayments or otherwise to share ratably with or with preference to the Revolving Extensions of Credit, (iii) to provide an amortization schedule for the Term Loan Addition, and (iv) to include appropriately the Lenders holding the Term Loan Addition in any determination of the Required Lenders, Required Prepayment Lenders and Majority Facility Lenders, it being understood that no Lender or Agent is committed or obligated to participate in such Term Loan Addition unless it agrees to do so in the document or agreement implementing such Term Loan Addition;"

          (f)    Section 7.3(f) of the Credit Agreement is hereby amended by (i) deleting the phrase "in existence on the date hereof" in the first line thereof and (ii) inserting the phrase "on the Closing Date (as such Schedule may be updated with the consent of the Administrative Agent to reflect any additional Liens incurred in connection with a Permitted Acquisition)" immediately following the reference to "Schedule 7.3(f)" in the first line thereof.

          (g)  Section 7.3(k) of the Credit Agreement is hereby amended by adding the following clause immediately following the reference to "Section 7.2(k)":

    "or any Liens in the nature of rights of first refusal, redemption rights, and other restrictions on transfer existing as of the date hereof in respect of the shares of Fandango, Inc. held by Holdings or its Subsidiaries."

          (h)  Section 7.8(e) of the Credit Agreement is hereby amended by adding the following clause immediately prior to the colon (":") in the third line thereof:

    "(either at or before the time of consummation of such Permitted Acquisition or at the time of funding of the related Term Loan Addition (or both), as reasonably determined by the Administrative Agent)"

          (i)    Section 7.8(e)(iii) of the Credit Agreement is hereby amended by adding the words "(or reimbursed)" after the word "financed" in the second line thereof.

          (j)    Section 7.8(e)(v) of the Credit Agreement is hereby amended by inserting the number "(i)" after the word "after" in the third line thereof and adding the following new text following the word "Acquisition" in the last line thereof:

    "and (ii) taking into account any additional qualifications to such representations or warranties in respect of assets acquired in the Permitted Acquisition that (x) cannot be implemented through the update of Schedules to this Agreement or the Guarantee and Collateral Agreement and (y) are specified in an officer's certificate of the Borrowers delivered to the Administrative Agent (such additional qualifications and such officer's certificate to be in form and substance reasonably satisfactory to the Administrative Agent); it being acknowledged and agreed that such qualifications shall apply each time the representations and warranties in this Agreement or the other Loan Documents are made or deemed made by a Loan Party on or after the date of the Permitted Acquisition."

          (k)  Section 7.8(e)(vi) of the Credit Agreement is amended by adding the words "and the financing, if any, thereof" after the words "including pro forma for such Permitted Acquisition" in the fourth line thereof.

          (l)    Section 7.8(e)(xi) of the Credit Agreement is hereby deleted in its entirety and replaced with the following new Section 7.8(e)(xi):

    "(xi) unless the entities acquired in such Permitted Acquisition are acquired as Unrestricted Subsidiaries, after giving effect to each such Permitted Acquisition, within the time periods specified in Section 6.10, the Administrative Agent, for the benefit of the Secured Parties, shall, to the extent required under clauses (a), (b)(i), (b)(iv), (c) or (d) of Section 6.10, have a perfected security interest in all material Property included in such Permitted Acquisition, other than (A) individual properties subject to a mortgage or a capital lease securing, in the aggregate, no greater than $50,000,000 in obligations, and (B) leased properties with respect to which the Borrowers are diligently seeking with all commercially reasonable efforts (as reasonably determined by the Administrative Agent) to secure leasehold mortgages; provided that such leasehold mortgages must be obtained within 90 days from the date such entities become Restricted Subsidiaries; provided, further, that the Administrative Agent may, in its sole discretion, waive the delivery of any document required to be delivered pursuant to this Section 7.8(e)(xi) that it deems in its discretion to be immaterial."

          (m)  Clause (ii) in the last paragraph of Section 7.8(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following new clause (ii):

    "(ii) the proceeds of Permitted Subordinated Indebtedness and any Term Loan Addition under this Agreement may only be used to fund (in whole or in part) a Permitted Acquisition as provided in Section 7.2(g) if the entities being acquired in such Permitted Acquisition are or become Loan Parties in accordance with Section 6.10(c) and the assets acquired in connection therewith are or become Collateral in accordance with Section 6.10."

2.
Amendments to Guarantee and Collateral Agreement.

          (a)  The definition of "Pledged Stock" in Section 1.1 of the Guarantee and Collateral Agreement is hereby amended by adding the following text immediately following the word "hereunder" in the last line thereof:

    "; provided, further, that the shares of Fandango, Inc. held by any Grantor shall not be required to be pledged hereunder or otherwise constitute Pledged Stock to the extent and so long as such shares are subject to the restrictions on pledge set forth in the Second Amended and Restated Stockholders' Agreement, dated as of November 19, 2001, by and among Fandango, Inc. (f/k/a Theatre Entertainment Services, Inc.) and the stockholders listed on Exhibit A thereto; provided, however, that such Grantor shall use commercially reasonable efforts to obtain the required consent to the pledge of such shares hereunder".

          (b)  Section 4.7(g) of the Guarantee and Collateral Agreement is hereby deleted in its entirety and replaced with the following new Section 4.7(g):

    "(g) Each Issuer (other than Fandango, Inc., to the extent set forth in the immediately following sentence) that is not a Grantor hereunder has executed and delivered to the Administrative Agent an Acknowledgment and Agreement, in substantially the form of Exhibit A, to the pledge of the Pledged Securities pursuant to this Agreement. Until such time as Fandango, Inc. has executed and delivered an Acknowledgment and Agreement, to the extent that shares of Fandango, Inc. are held by any Grantor, such Grantor has used commercially reasonable efforts to have Fandango, Inc. execute and deliver to the Administrative Agent an Acknowledgment and Agreement."

        3.    Conditions to Amendment Effectiveness. The effectiveness of the amendments contained in Sections 1 and 2 of this Amendment and the waivers contained in Section 5(c) of this Amendment are conditioned upon satisfaction of the following conditions precedent (the date on which all such conditions have been satisfied being referred to herein as the "Amendment Effective Date"):

          (a)  the Administrative Agent shall have received signed written authorization from the requisite Lenders to execute this Amendment, and shall have received counterparts of this Amendment signed by the Borrowers, and counterparts of the consent of the Guarantors attached hereto (the "Consent") executed by each of the Guarantors;

          (b)  each of the representations and warranties in Section 4 below shall be true and correct in all material respects;

          (c)  the Administrative Agent shall have received such other documents, instruments, certificates, opinions and approvals as it may reasonably request.

        4.    Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

          (a)  Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as modified hereby). Each of the Guarantors has the requisite corporate power and authority to execute and deliver the Consent. The execution, delivery and performance (i) by each Borrower of this Amendment and the Credit Agreement (as modified hereby) and the transactions contemplated hereby and thereby and (ii) by the Guarantors of the Consent have, in each case, been duly approved by all necessary corporate action of such Person and no other corporate proceedings on the part of each such Person are necessary to consummate such transactions (except as expressly contemplated hereby and thereby).

          (b)  Enforceability. This Amendment has been duly executed and delivered by each Borrower. The Consent has been duly executed and delivered by each of the Guarantors. Each of this Amendment, the Consent and, after giving effect to this Amendment, the Credit Agreement and the other Loan Documents, is the legal, valid and binding obligation of each Loan Party party hereto and thereto, enforceable in accordance with its terms, and is in full force and effect. Neither the execution, delivery or performance of this Amendment, of the Consent or of the Credit Agreement (as modified hereby), nor the performance of the transactions contemplated hereby or thereby, will adversely affect the validity, perfection or priority of the Administrative Agent's Lien on any of the Collateral.

          (c)  Representations and Warranties. After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct on and as of the date hereof as though made on and as of the date hereof.

          (d)  No Conflicts. Neither the execution and delivery of this Amendment, the Consent, or the Credit Agreement (as modified hereby), nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof or thereof by any Loan Party will, at the time of such performance, (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, except for any violation, contravention or conflict which could not reasonably be expected to have a Material Adverse Effect, (c) (i) violate, contravene or conflict with the contractual provisions of, or cause an event of default under, any Loan Document or (ii) violate, contravene or conflict with the contractual provisions of, or cause an event of default under any other indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Loan Documents) upon or with respect to its properties.

          (e)  No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

        5.    Reference to and Effect on Credit Agreement.

          (a)  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

          (b)  Except as specifically modified above, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined therein.

          (c)  The Lenders hereby expressly waive the occurrence of any Default or Event of Default (i) arising under Section 6.9 of the Credit Agreement as the result of the failure of the Borrower to satisfy the requirements of such Section on April 1, 2002, and prior to the Amendment Effective Date and (ii) arising out of (A) any misrepresentation under Section 4.7 of the Guarantee and Collateral Agreement or Section 4.5, 4.8 or 4.19 of the Credit Agreement or (B) any breach of covenant under Section 5.8 of the Guarantee and Collateral Agreement or Section 7.3 of the Credit Agreement prior to the Amendment Effective Date, in each case only to the extent that such misrepresentation or breach relates to the ownership by Holdings and its Subsidiaries of shares of Fandango, Inc., and any restrictions with respect thereto contained in the Second Amended and Restated Stockholders' Agreement, dated as of November 19, 2001, by and among Fandango, Inc. (f/k/a Theatre Entertainment Services, Inc.) and the stockholders listed on Exhibit A thereto.

          (d)  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not (i) operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents or (ii) constitute an amendment of any provision of any of the Loan Documents.

        6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

        7.    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

        [Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

REGAL CINEMAS CORPORATION, a Delaware corporation

By:	/s/ PETER B. BRANDOW
Name: Peter B. Brandow Title: Executive Vice President and Secretary

REGAL CINEMAS, INC., a Tennessee corporation

By:	/s/ PETER B. BRANDOW
Name: Peter B. Brandow Title: Executive Vice President and Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ MICHELE SWANSON
Name: Michele Swanson Title: Authorized Signatory

ANNEX I

CONSENT OF GUARANTORS

        Each of the undersigned is a Guarantor of the Obligations of the Borrowers under the Credit Agreement and hereby (a) consents to the foregoing Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and all guaranties given to the holders of Obligations and all Liens granted as security for the Obligations continue in full force and effect, and (c) confirms and ratifies its obligations under the Guaranty and Collateral Agreement and each other Loan Document executed by it. Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein.

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 16 day of April, 2001.

R.C. COBB, INC.
COBB FINANCE CORP.
REGAL INVESTMENT COMPANY
ACT III CINEMAS, INC.
ACT III THEATRES, INC.
A 3 THEATRES OF TEXAS, INC.
A 3 THEATRES OF SAN ANTONIO, LTD.
GENERAL AMERICAN THEATRES, INC.
BROADWAY CINEMAS, INC.
TEMT ALASKA, INC.
JR CINEMAS, INC.
EASTGATE THEATRES, INC.
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMAS GROUP, INC.
ACT III INNER LOOP THEATRES, INC.

By:	/s/ AMY E. MILES
Name: Amy E. Miles Title: Chief Financial Officer

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  Exhibit 4.5.1
  ANNEX I